Registration No. 333-

As filed with the Securities and Exchange Commission October 22, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Citizens Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2265045
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15 South Main Street
Mansfield, PA 16933
(Address of Principal Executive Offices)

Citizens Financial Services, Inc. 2023 Employee Stock Purchase Plan
(Full Title of the Plan)

Copies to:
Randall E. Black	Thomas P. Hutton, Esq.
President and Chief Executive Officer	Victor L. Cangelosi, Esq.
Citizens Financial Services, Inc.	Luse Gorman, PC
15 South Main Street	5335 Wisconsin Ave., N.W., Suite 780
Mansfield, Pennsylvania 16933	Washington, DC 20015-2035
(570) 662-2121	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Citizens Financial Services, Inc. 2023 Employee Stock Purchase Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-41410), filed with the Commission on March 7, 2024;
(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 9, 2024 (File No. 001-41410);
(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Commission on August 8, 2024 (File No. 001-41410);
(d) The Company’s Current Reports on Form 8-K filed on April 16, 2024; April 17, 2024; June 6, 2024; June 24, 2024; July 17, 2024; and July 31, 2024 (File No. for all 001-41410); and
(e) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 1, 2022 (File No. 001-41410).
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.

Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers

Article Fifteenth of the Amended and Restated Articles of Incorporation of Citizens Financial Services, Inc. (For purposes of this Item 6, the “Corporation”) provides as follows:
FIFTEENTH.          A.  To the extent permitted by the Pennsylvania Business Corporation Law, and any amendments thereto, and sections relating thereto, subject to Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation. All expenses incurred in good faith by or on behalf of the director, officer, employee or agent of the Corporation with respect to any such action, suit, or proceeding shall, upon written request submitted to the Secretary of the Corporation, be advanced to such person by the Corporation prior to final disposition of such action, suit, or proceeding, subject to any obligation which may be imposed by law or by provision in these Restated Articles of Incorporation, the Bylaws, an agreement or otherwise to repay the Corporation in certain events.
To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.
B.  A director of the Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:
(1)               the director has breached or failed to perform the duties of his or her office under Section 1713 of the Pennsylvania Business Corporation Law (relating to standard of care and justifiable reliance); and

(2)               the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Exception.  The provisions of this section shall not apply to:
(1)               the responsibility or liability of a director pursuant to any criminal statute; or
(2)               the liability of a director for the payment of taxes pursuant to local, State or Federal law.
Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.
Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Form of Common Stock Certificate of the Registrant	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Citizens Financial Services, Inc. 2023 Employee Stock Purchase Plan	**

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24.1	Power of Attorney	Contained on Signature Page

107	Filling Fee Table
_________________________
*	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006 (File No. 001-13222).
**   Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Shareholders of Citizens Financial Services, Inc.  (File No. 001-41410), filed by the Company under the Exchange Act on March 9, 2023.

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, Commonwealth of Pennsylvania, on the 22nd day of October, 2024
CITIZENS FINANCIAL SERVICES, INC.
By:	/s/ Randall E. Black
Randall E. Black
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Citizens Financial Services, Inc. (the “Company”) hereby appoint Randall E. Black as our true and lawful attorney and agent, to do any and all things in the Company’s name in the capacities indicated below which said Randall E. Black may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Citizens Financial Services, Inc. 2023 Employee Stock Purchase Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement; and we hereby approve, ratify and confirm all that said Randall E. Black shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Randall E. Black	Chief Executive Officer, President and Director	October 22, 2024
Randall E. Black	(Principal Executive Officer)

/s/ Stephen J. Guillaume	Chief Financial Officer	October 22, 2024
Stephen J. Guillaume	(Principal Financial & Accounting Officer)

Signatures	Title	Date

/s/ Robert W. Chappell	Director	October 22, 2024
Robert W. Chappell

/s/ Rinaldo A. DePaola	Director	October 22, 2024
Rinaldo A. DePaola

/s/ Thomas E. Freeman	Director	October 22, 2024
Thomas E. Freeman

/s/ Roger C. Graham, Jr.	Director	October 22, 2024
Roger C. Graham, Jr.

/s/ Janie M. Hilfiger	Director	October 22, 2024
Janie M. Hilfiger

/s/ Mickey L. Jones	Director	October 22, 2024
Mickey L. Jones

/s/ Christopher W. Kunes	Director	October 22, 2024
Christopher W. Kunes

/s/ R. Joseph Landy	Director	October 22, 2024
R. Joseph Landy

/s/ Terry B. Osbourne	Director	October 22, 2024
Terry B. Osbourne

/s/ John P. Painter, II	Director	October 22, 2024
John P. Painter, II

/s/ David Z. Richards, Jr.	Director	October 22, 2024
David Z. Richards, Jr.
/s/ Alletta M. Schadler	Director	October 22, 2024
Alletta M. Schadler